Exhibit 10.3

FIRST AMENDMENT OF PURCHASE AND SALE AGREEMENT

WHEREAS, on November 16, 2006, Smith Production Inc. (“Smith”), a Texas corporation, as seller, and Edge Petroleum Exploration Company (“Edge”), a Delaware corporation, as purchaser, entered into that certain Purchase and Sale Agreement (the “Agreement”)  covering certain oil and gas properties (the “Properties”) described therein dated effective as of January 1, 2007 (the “Effective Date”).  The Agreement is attached hereto.

WHEREAS, the Agreement was prepared to reflect only the working interests and the net revenue interests owned by Smith in the Properties;

WHEREAS, subsequent to the execution of the Agreement, other owners of interests in the Properties elected to sell their respective interests to Smith and  Smith elected to sell those respective interests to Edge pursuant to the Agreement;

WHEREAS, Smith and Edge desire to amend the Agreement to include the working interests and the net revenue interests owned by such other sellers by executing this First Amendment of Purchase and Sale Agreement (the “Amendment”).

NOW THEREFORE, for valuable consideration received, Smith and Edge hereby amend the Agreement as follows:

1. In Section 2.1, the Purchase Price is increased from $295,880,000.00 to $360,894,000.00.

2. In Exhibit 1.2(b) Wells, the working interests and the net revenue interests are replaced with new interests which are equal to the sum of (i) the working interests and the net revenue interests that are set forth in Exhibit 2.3 under the heading “SPI” added to (ii) the working interests and the net revenue interests set forth in Exhibit 2.3 under the heading “ET ALS.”

3. In Exhibit 2.3 Allocated Values, the allocated values are replaced with new allocated values which are equal to the sum of (i) the allocated values under the heading “SPI” added to (ii) the allocated values set forth under the heading “ET ALS.” for a total allocated value equal to $360,894,000.

4. In Sections 9.1(a) and 12.2, the address of Seller is changed from 14425 Torrey Chase, Suite 190 Houston, Texas 77014 to 8708 Technology Forest Place, Suite 150, The Woodlands, TX  77381.

To the extent that any other provisions in the Agreement require amendment in order to make the context of such provisions correct as the result of the foregoing amendments, all such provisions in the Agreement that require amendment are deemed to be amended.

As amended herein, the Agreement is hereby adopted, ratified and confirmed as being in full force and effect.

This Amendment shall be binding on each party that executes same, regardless of whether the Amendment is executed by all of the parties who are named below. The provisions of this Amendment shall be binding upon and inure to the benefit of each signatory party and their respective successors and assigns.

This Amendment may be executed in one or more counterparts, each of which shall have the same force and effect as an original, and each counterpart shall be binding upon the parties executing the same.

IN WITNESS WHEREOF, this Amendment is executed as of the dates shown below to be effective as of the Effective Date.

Smith Production Inc.

By:	/s/ GLENN R. SMITH
Glenn R. Smith, President
Date: December 15, 2006

Edge Petroleum Exploration Company

By:	/s/ JOHN W. ELIAS
John W. Elias
Chairman, President and CEO
Date: December 15, 2006